Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION

AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400 FOR IMMEDIATE RELEASE: August 3, 2010	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR THIRD QUARTER FISCAL 2010

•	Third Quarter Revenue Increased 10% to $192 Million
•	Year-Over-Year Revenue Growth In All Segments
•	Adjusted EBITDA Increased 70%
•	Operating Income More Than Doubled

SOUTH JORDAN, UTAH, August 3, 2010 (NYSE: HW) HEADWATERS INCORPORATED, a diversified building products company dedicated to improving sustainability by transforming underutilized resources into valuable products, today announced results for its June 30, 2010 quarter, the third quarter of its fiscal 2010 year.

Summary for the Third Quarter Fiscal 2010

The Company’s third quarter 2010 revenue of $192.2 million increased 10% compared to $175.2 million in the quarter ended June 30, 2009. With each of Headwaters’ three reporting segments posting revenue growth, the June quarter represents the first year-over-year quarter with a revenue increase since September 2007.

Adjusted EBITDA in the June 2010 quarter was $36.2 million, representing more than a 70% increase from adjusted EBITDA of $21.2 million in the June 2009 quarter. Operating income in the June 2010 quarter was $13.4 million, compared to operating income of $5.4 million in the June 2009 quarter. Net income in the June 2010 quarter was $1.5 million, or $0.03 per diluted share, compared to net income of $2.0 million, or $0.05 per diluted share in 2009.

Third Quarter Fiscal 2010 Highlights

•	Revenue increased 10% to $192 million

•	Gross profit improved by $9.4 million, 22% over 2009

•	Gross margin improved by 280 basis points to 26.8%

•	Operating margins improved by 390 basis points to 7.0%

•	$10 million of Headwaters’ 16% convertible notes were retired

Nine Months Ended June 30, 2010

Total revenue for the nine months ended June 30, 2010 was $460.0 million, down 4% from $479.1 million in 2009. Gross profit increased 12%, from $96.4 million in 2009 to $108.4 million in 2010. Excluding the goodwill impairment in 2009, the operating loss of $(16.5) million in 2009 improved to an operating income of $2.8 million in 2010. Capex for the nine months ended June 30, 2010 declined to $19.7 million, compared to $55.3 million for the same period in 2009, more than a 60% decrease.

CEO Commentary

“Headwaters is solidly on track to meet its 2010 forecast of $95 million in adjusted EBITDA. Positive trends that started in March continued throughout the quarter, resulting in a ten percent increase in revenue compared to 2009. We’re pleased that all of our reporting segments posted year-over-year revenue gains, which speaks to our ability to adapt and build the business despite a sluggish market,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters.

“The balance sheet restructuring and cost control initiatives we implemented last year are enabling Headwaters to weather a challenging marketplace as we focus on generating incremental growth in our core construction materials businesses. Our margins have improved substantially and we expect to continue to benefit from positive operating leverage whenever we have positive revenue comparisons,” concluded Mr. Benson.

June 2010 Quarter Business Segment Performance

Business Segment	Revenue	Adjusted EBITDA	Adjusted EBITDA Margins
Heavy Construction Materials	$70.4 million	$15.7 million	22.3%
Light Building Products	$95.1 million	$19.1 million	20.1%
Energy Technology	$26.7 million	$5.8 million	21.7%

Heavy Construction Materials Segment

Headwaters is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Revenues from the heavy construction materials segment in the June 2010 quarter were $70.4 million, an increase of $6.0 million from the June 2009 quarter. The revenue increase was due to both higher product and service revenues in 2010, particularly revenue related to new service contracts. During the quarter, Headwaters recognized an impairment of assets at a load out site that it will not utilize for future fly ash shipments, resulting in a non-cash write down of $3.5 million. The impairment expense is included in the heavy construction materials cost of revenues. After adding back the impairment expense, gross profit was $19.1 million in the June 2010 quarter, compared to $18.0 million in 2009, and operating profit was $12.0 million compared to $11.2 million in 2009.

On June 21, 2010, the EPA published its proposed rules to regulate coal combustion residuals. The EPA is requesting comments on two alternative proposals, a Resource Conservation and Recovery Act (RCRA) subtitle C proposal and a RCRA subtitle D proposal. The EPA stated that it supports and has endeavored to maintain beneficial use of coal combustion residuals under both proposed rules. Including a likely extension of the 90 day comment period, it is expected that comments will be completed in the November/December time frame. We anticipate that the process to determine final changes in the regulatory framework for fly ash disposal could extend substantially into 2011 or longer. During the extended regulatory process, Headwaters will advance the beneficial use of fly ash in a manner consistent with the EPA’s direction.

Light Building Products Segment

Headwaters’ light building products segment is a national market leader in a wide variety of building products, including vinyl siding accessories and manufactured architectural stone, often using recycled materials to improve sustainability.

Revenues from Headwaters’ light building products in the June 2010 quarter were $95.1 million, an increase of 3% compared to the June 2009 quarter. However, revenues from accessories and stone product categories increased by 10% compared to last year, and adjusted EBITDA increased by 35%. We experienced the first positive year-over-year quarterly revenue comparison in our architectural stone product group since 2007. Revenue in our regional Texas block business declined by 20%, but adjusted EBITDA margins decreased by only 40 basis points as we actively managed our costs and improved efficiencies.

Gross margins increased to over 31% in the June 2010 quarter from 28% in the June 2009 quarter, and operating margins improved to 11% in the June 2010 quarter from 8% in the June 2009 quarter. The improved margins are the result of increased revenues, efficiencies, and cost reductions implemented over the past eighteen months.

Energy Technology Segment

Headwaters Energy Services adds value to coal while helping to protect the environment by upgrading waste coal into a marketable product, converting coal into liquid fuels, and utilizing waste heat from a coal-fired power plant in the production of ethanol.

Revenues from coal sales in the June 2010 quarter were $18.3 million, compared to $13.3 million in the June 2009 quarter and $12.4 million in the March 2010 quarter. Headwaters sold 461,000 tons of coal in the June 2010 quarter, compared to 407,000 tons in the June 2009 quarter. Average revenue per ton sold in the June 2010 quarter was $39 compared to $32 in the June 2009 quarter. Revenue per ton in the June 2010 quarter increased from the June 2009 quarter due primarily to increased sales of metallurgical coal.

Progress continues in Headwaters’ heavy oil upgrading business, resulting in $2.0 million of catalyst sales in the June 2010 quarter. Headwaters’ ethanol and hydrogen peroxide joint ventures contributed to the overall improved segment performance in the quarter generating $3.3 million in adjusted EBITDA.

The operating loss in Headwaters’ energy segment declined to $(0.6) million in June 2010 from $(8.6) million in June 2009. Adjusted EBITDA in the quarter improved from $(5.1) million in 2009 to $5.8 million in 2010.

EBITDA

Headwaters defines EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, stock-based compensation, foreign currency translation gain or loss and goodwill or other impairments. Any additional adjustments to EBITDA are detailed in the table that follows. EBITDA and adjusted EBITDA, in addition to being used to monitor compliance with debt covenants, are also used by management to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). EBITDA and adjusted EBITDA are also used by investors to measure a company’s ability to service its debt and meet its other cash needs. The EBITDA and adjusted EBITDA calculations as reflected in the following tables are consistent with the definitions Headwaters has used historically and with the definitions management intends on using in future periods when measuring operating performance.

Management believes EBITDA and adjusted EBITDA are helpful in highlighting trends, because EBITDA excludes certain results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions, and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than by using GAAP results alone.

EBITDA and adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Because the definition of EBITDA varies among companies and industries, our definition of EBITDA may not be comparable to other similarly-titled measures used by other companies.

Headwaters’ EBITDA, adjusted EBITDA and trailing twelve months (TTM) EBITDA are calculated in the following tables.

Quarter / YTD EBITDA – Consolidated

(in millions)	Quarter Ended		Nine Months Ended
	6/30/2009	6/30/2010	6/30/2009	6/30/2010
Net income (loss)	$2.0	$1.5	$(410.0)	$(25.4)
Net interest expense	11.7	18.5	32.4	51.9
Income taxes, as defined	(4.3)	(2.1)	(77.4)	(18.7)
Depreciation, amortization, and stock-based compensation	15.9	16.8	56.2	48.2
Foreign currency translation gain or loss	(0.5)	(0.7)	(0.2)	(3.1)
Goodwill impairment	0.0	0.0	465.7	0.0
Additional book gain on convertible debt exchange	7.7	0.0	8.9	0.0
EBITDA for quarter / YTD period	32.5	34.0	75.6	52.9
Gain on convertible debt exchange	(10.1)	0.0	(29.3)	0.0
Non-recurring banking fees	0.0	0.0	0.0	3.3
Litigation settlement	0.0	0.0	0.0	1.6
Section 45 tax credit adjustments	(1.2)	(1.3)	(2.4)	(1.3)
Asset impairment	0.0	3.5	0.0	3.5

Adjusted EBITDA for quarter / YTD period	$21.2	$36.2	$43.9	$60.0

Adjusted EBITDA by segment
Light building products	$16.4	$19.1	$30.8	$35.7
Heavy construction materials	13.7	15.7	38.5	31.0
Energy technology	(5.1)	5.8	(16.1)	3.7
Corporate	(3.8)	(4.4)	(9.3)	(10.4)

Adjusted EBITDA for quarter / YTD period	$21.2	$36.2	$43.9	$60.0

Quarter / YTD EBITDA – Light Building Products Segment

(in millions)	Quarter Ended		Nine Months Ended
	6/30/2009	6/30/2010	6/30/2009	6/30/2010
Operating income (loss)	$7.2	$10.6	$(464.9)	$9.8
Other income (expense)	0.0	(0.1)	1.3	1.1
Depreciation, amortization, and stock-based compensation	9.2	8.6	33.0	24.8
Goodwill impairment	0.0	0.0	461.4	0.0

Adjusted EBITDA for quarter / YTD period	$16.4	$19.1	$30.8	$35.7

Quarter / YTD EBITDA – Heavy Construction Materials Segment

(in millions)	Quarter Ended		Nine Months Ended
	6/30/2009	6/30/2010	6/30/2009	6/30/2010
Operating income	$11.2	$8.5	$29.1	$16.6
Other income (expense)	(0.8)	0.0	(0.8)	0.0
Depreciation, amortization, and stock-based compensation	3.3	3.7	10.2	10.9
Asset impairment	0.0	3.5	0.0	3.5

Adjusted EBITDA for quarter / YTD period	$13.7	$15.7	$38.5	$31.0

Quarter / YTD EBITDA – Energy Technology Segment

(in millions)	Quarter Ended		Nine Months Ended
	6/30/2009	6/30/2010	6/30/2009	6/30/2010
Operating income (loss)	$(8.6)	$(0.6)	$(35.4)	$(8.4)
Other income (expense)	0.0	0.0	0.1	0.0
Depreciation, amortization, and stock-based compensation	2.8	3.9	11.3	11.1
Foreign currency translation gain or loss	(0.5)	(0.7)	(0.2)	(3.1)
Goodwill impairment	0.0	0.0	4.3	0.0
Litigation settlement	0.0	0.0	0.0	1.6
Section 45 tax credits	1.2	3.2	3.8	2.5

Adjusted EBITDA for quarter / YTD period	$(5.1)	$5.8	$(16.1)	$3.7

TTM EBITDA – Consolidated

(in millions)	Twelve Months Ended
	9/30/2008	9/30/2009	6/30/2010
Net income (loss)	$(175.7)	$(431.5)	$(46.9)
Net interest expense	29.8	46.1	65.5
Income taxes, as defined	2.2	(76.2)	(17.6)
Depreciation, amortization, and stock-based compensation	74.2	71.7	63.7
Foreign currency translation gain or loss	6.6	(1.7)	(4.4)
Goodwill impairment	205.0	465.7	0.0
Inducement loss on debt to equity exchange and additional book gain on convertible debt exchange	0.0	31.3	22.4
TTM EBITDA	142.1	105.4	82.7
Gain on convertible debt exchange	0.0	(29.3)	0.0
Non-recurring banking fees	0.0	0.0	3.3
Litigation settlement	0.0	0.0	1.6
Section 45 tax credit adjustments	0.0	0.0	1.1
Asset impairment	0.0	0.0	3.5

TTM Adjusted EBITDA	$142.1	$76.1	$92.2

TTM Adjusted EBITDA by segment
Light building products	$73.6	$45.6	$50.5
Heavy construction materials	72.8	60.4	53.0
Energy technology	11.8	(16.0)	3.8
Corporate	(16.1)	(13.9)	(15.1)

TTM Adjusted EBITDA	$142.1	$76.1	$92.2

TTM EBITDA – Light Building Products Segment

(in millions)	Twelve Months Ended
	9/30/2008	9/30/2009	6/30/2010
Operating income (loss)	$(186.5)	$(458.5)	$16.3
Other income (expense)	6.1	0.9	0.6
Depreciation, amortization, and stock-based compensation	49.0	41.8	33.6
Goodwill impairment	205.0	461.4	0.0

TTM Adjusted EBITDA	$73.6	$45.6	$50.5

TTM EBITDA – Heavy Construction Materials Segment

(in millions)	Twelve Months Ended
	9/30/2008	9/30/2009	6/30/2010
Operating income	$58.9	$47.8	$35.3
Other income (expense)	0.8	(0.8)	0.0
Depreciation, amortization, and stock-based compensation	13.1	13.4	14.2
Asset impairment	0.0	0.0	3.5

TTM Adjusted EBITDA	$72.8	$60.4	$53.0

TTM EBITDA – Energy Technology Segment

(in millions)	Twelve Months Ended
	9/30/2008	9/30/2009	6/30/2010
Operating income (loss)	$(6.8)	$(41.3)	$(14.3)
Other income (expense)	(0.4)	0.1	0.0
Depreciation, amortization, and stock-based compensation	9.7	14.2	13.9
Foreign currency translation gain or loss	6.6	(1.6)	(4.4)
Litigation settlement	0.0	0.0	1.6
Goodwill impairment	0.0	4.3	0.0
Section 45 tax credits	2.7	8.3	7.0

TTM Adjusted EBITDA	$11.8	$(16.0)	$3.8

Liquidity and Long-term Debt

The components of our long-term debt as of June 30, 2010, are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity or Put Date
Senior secured notes, net of discount	$325.7	11.375%	November 2014
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 4.25%	October 2013
Convertible senior subordinated notes, net of discounts	35.7 99.8 24.6	16% 2.5% 14.75%	June 2012 February 2014 February 2014

Total	$485.8

We had approximately $46 million of cash on hand at June 30, 2010 and total liquidity of approximately $115 million. Following a $10.0 million retirement of our 16% convertible notes in May 2010, we have approximately $35.7 million, net of debt discount, of 16% debt remaining. Other than the 2012 put date associated with our 16% debt, we have no additional maturities until 2014. The early repayment of convertible debt resulted in an interest charge of approximately $2.6 million in the June quarter.

Trends and Commentary

“During the quarter we reduced our 16% debt by $10 million. In July, we received Federal tax refunds of approximately $25 million, increasing our cash balance and liquidity,” said Steven G. Stewart, Headwaters Chief Financial Officer. “The substantial increase in our cash balance will allow us to strengthen our balance sheet further and reduce overall financial risk by utilizing cash that is deemed in excess of our needs to retire debt.”

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through August 10, 2010, by dialing 1-800- 642-1687 or 706-645-9291 and entering the passcode 89537828.

About Headwaters Incorporated

Headwaters Incorporated’s vision is to improve sustainability by transforming underutilized resources into valuable products. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries. Through its coal combustion products, building products, and energy businesses, the Company earns a revenue stream that helps to provide the capital to fund growth of existing and new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the production and marketing of hydrogen peroxide, the licensing of resid hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, hydrogen peroxide, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2009, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2009	2010	2009	2010
Revenue:
Light building products	$92,577	$95,052	$249,205	$227,538
Heavy construction materials	64,412	70,383	179,721	173,530
Energy technology	18,242	26,746	50,139	58,913

Total revenue	175,231	192,181	479,065	459,981
Cost of revenue:
Light building products	66,975	65,131	193,321	164,467
Heavy construction materials	46,458	54,713	129,998	136,502
Energy technology	19,666	20,835	59,331	50,599

Total cost of revenue	133,099	140,679	382,650	351,568

Gross profit	42,132	51,502	96,415	108,413

Operating expenses:
Amortization	5,719	5,516	17,674	16,705
Research and development	2,171	2,178	7,466	5,951
Selling, general and administrative	28,881	30,361	87,773	82,947
Goodwill impairment	—	—	465,656	—

Total operating expenses	36,771	38,055	578,569	105,603

Operating income (loss)	5,361	13,447	(482,154)	2,810
Net interest expense	(11,734)	(18,447)	(32,472)	(51,886)
Other income (expense), net	1,569	(102)	20,999	1,076

Loss before income taxes	(4,804)	(5,102)	(493,627)	(48,000)
Income tax benefit	6,760	6,610	83,600	22,580

Net income (loss)	$1,956	$1,508	$(410,027)	$(25,420)

Basic earnings (loss) per share	$0.05	$0.03	$(9.87)	$(0.42)

Diluted earnings (loss) per share	$0.05	$0.03	$(9.87)	$(0.42)

Weighted average shares outstanding – basic	41,704	59,995	41,540	59,946

Weighted average shares outstanding – diluted	41,728	60,075	41,540	59,946

Operating income (loss) by segment:
Light building products	$7,172	$10,571	$(464,950)	$9,769
Heavy construction materials	11,213	8,536	29,100	16,567
Energy technology	(8,620)	(572)	(35,386)	(8,424)
Corporate	(4,404)	(5,088)	(10,918)	(15,102)

Total	$5,361	$13,447	$(482,154)	$2,810

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30, 2009	June 30, 2010
Assets:
Current assets:
Cash and cash equivalents	$15,934	$46,318
Trade receivables, net	91,411	97,082
Inventories	38,729	43,578
Other	40,622	46,205

Total current assets	186,696	233,183
Property, plant and equipment, net	321,316	308,750
Intangible assets, net	203,632	188,441
Goodwill	115,999	115,999
Other assets	63,539	85,988

Total assets	$891,182	$932,361

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$20,242	$21,225
Accrued liabilities	68,013	70,917

Total current liabilities	88,255	92,142
Long-term debt	423,566	485,763
Income taxes	39,075	33,551
Other long-term liabilities	15,566	15,274

Total liabilities	566,462	626,730

Stockholders' equity:
Common stock - par value	60	60
Capital in excess of par value	638,877	643,669
Retained earnings (accumulated deficit)	(310,884)	(336,304)
Other	(3,333)	(1,794)

Total stockholders' equity	324,720	305,631

Total liabilities and stockholders' equity	$891,182	$932,361